Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Chief Financial Officer
Neogen Corporation, 517/372-9200

Papesh retires from Neogen’s Board after 27 years

LANSING, Mich., March 2, 2021 — Neogen Corporation (NASDAQ: NEOG) announced today that long-serving G. Bruce Papesh has retired from Neogen’s Board of Directors.

Papesh joined Neogen’s Board in October 1993, and has helped guide the company from approximately $8 million in annual revenues to approximately $418 million in revenues in its most recently completed fiscal year (May 31).

“Everyone who has benefitted from Neogen’s success, including those in the investment community and all of the company’s employees for the past 27 years, owes a debt of gratitude to Bruce Papesh,” said James Borel, chairman of Neogen’s Board of Directors. “His investment background and financial experience and expertise was critical to Neogen as the company struggled to survive back in its early days, and he has continued to serve Neogen well over the years as we have worked to expand upon our success. We will miss Bruce’s insight on the Board, and thank him for his many years of exemplary service to the company.”

From 1987 to 2020, Papesh served as president of Dart, Papesh & Company, Inc., which until 2019 was a SIPC and FINRA member and an investment consulting and financial services firm.

With Papesh’s retirement, Neogen’s Board now consists of: Borel, John Adent, Dr. William Boehm, Dr. Ronald Green, James Tobin, Ralph Rodriguez, Darci Vetter, and Dr. Catherine Woteki.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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